UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   January 12, 2007

 URANIUM STAR CORP.
(Exact name of registrant as specified in this charter)

Nevada	333-118980	20-0803515
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 – 141 Adelaide St. W., Toronto, Ontario, Canada	M5H 3L5
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, including area code:  (416) 364-7024

Yukon Resources Corp.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.    Unregistered Sales of Equity Securities

Uranium Star Corp. has completed a private placement of common share units and flow-through units for aggregate gross proceeds of $8,072,500.  Closing of the private placement commenced on December 22, 2006 and was completed on January 12, 2007.

Through this private placement, Uranium Star issued (i) 13,430,000 common share units at a price of US$0.50 per unit for aggregate gross proceeds of US$6,715,000 and (ii) 2,715,000 flow-through units at a price of US$0.50 per flow-through unit for aggregate gross proceeds of US$1,357,500. Each common share unit is comprised of one common share of Uranium Star and one warrant, with each warrant entitling the holder to purchase one common share of Uranium Star at an exercise price of US$0.75 at any time until two years after the date of issuance. Each flow-through unit is comprised of one flow-through common share of Uranium Star and one-half of one warrant, with each whole warrant entitling the holder to purchase one non flow-through common share of Uranium Star at an exercise price of US$0.75 at any time until two years after the date of issuance.

With respect to an aggregate of $5,450,000 of the funds raised through the issuance of common share units, Uranium Star agreed to issue to the applicable private placement agents warrants ("Unit Broker Warrants") in an amount equal to 9% of the number of common share units sold in the private placement, together with a cash payment of 8% of the aggregate amount raised. Each Unit Broker Warrant issued to the agents shall entitle the holder to acquire one unit (a "Non-Flow-Through Broker Unit") at a price of US$0.50 for a period of two years after the date of issuance. Each Non-Flow-Through Broker Unit is comprised of one non-flow-through common share of Uranium Star (a "Broker Unit Share") and one warrant (a "Broker Unit Warrant"), with each Broker Unit Warrant entitling the holder to purchase one non flow-through common share of Uranium Star at an exercise price of US$0.50 at any time until two years after the date of issuance. Further to this agreement with the applicable private placement agents, Uranium Star issued Unit Broker Warrants entitling the holders to acquire 981,000 Non-Flow-Through Broker Units and paid them US$436,000 in cash.

With respect to an aggregate of $750,000 of the funds raised through the issuance of flow-through units, Uranium Star agreed to issue to the applicable private placement agents warrants ("FT Broker Warrants") in an amount equal to 7% of the number of flow-through units sold in the private placement, together with a cash payment of 7% of the aggregate amount raised. Each FT Broker Warrant issued to the agents shall entitle the agent to acquire one unit (a "FT Broker Unit") at a price of US$0.50 for a period of two years after the date of issuance. Each FT Broker Unit is comprised of one Broker Unit Share and one-half of one Broker Unit Warrant. Further to this agreement with the applicable private placement agents, Uranium Star issued FT Broker Warrants entitling the holders to acquire 105,000 FT Broker Units and paid them US$52,500 in cash.

With respect to an aggregate of $180,000 of the funds raised through the issuance of flow-through units, Uranium Star agreed to issue to the applicable private placement agent common shares in an amount equal to 7% of the flow-through units issued and FT Broker Warrants in an amount equal to 7% of the number of flow-through units sold. The terms of the FT Broker Warrants are the same as those described in the preceding paragraph. Further to this agreement with the applicable private placement agent, Uranium Star issued 25,200 shares to the agent and a FT Broker Warrant entitling the holder to acquire 25,200 FT Broker Units.

The offer and sale of such shares of securities by Uranium Star were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act or, for non-U.S. investors, and in reliance on regulation S of the Securities Act of 1933, based on the following: (a) the investors confirmed to us that they were "accredited investors," as defined in Rule 501 of Regulation D promulgated under the Securities Act and had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the investors were provided with certain disclosure materials and all other information requested with respect to Uranium Star; (d) the investors acknowledged that all securities being purchased were "restricted securities" for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequent registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

Yukon's primary use of the proceeds from the sale of the securities issued will be for exploration expenses related to its Sagar Property located in the Labrador Trough, Quebec, Canada.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  January 16, 2007

URANIUM STAR CORP. By: /s/ J.A. Kirk McKinnon J.A. Kirk McKinnon President & CEO